CONFIRMING STATEMENT

This Statement confirms that the undersigned, Alexander M. Lintner,

has authorized and designated Michelle Basil, Jeanine Corr,

Laura Fennell, or Jeannette Laidlaw to execute and file on the undersigned's behalf all Forms ID, 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Intuit Inc.  The authority of Michelle Basil, Jeanine Corr,

Laura Fennell, or Jeannette Laidlaw under this Statement shall continue until the undersigned is no longer required to file

Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that Michelle

Basil, Jeanine Corr, Laura Fennell, or Jeannette Laidlaw are

not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ ALEXANDER M. LINTNER

Alexander M. Lintner

Dated:  June 30, 2005